Exhibit (c)(8)

DWS U.S. GOVERNMENT SECURITIES FUND

DWS U.S. Government Securities Fund

Amended Establishment and Designation of

Classes of Shares of Beneficial Interest

(The “Instrument”)

The undersigned, being a majority of the Trustees of DWS U.S. Government Securities Fund, a Massachusetts business trust (the “Trust”), acting pursuant to Section 1 of Article III of the Amended and Restated Declaration of Trust dated May 27, 1994, as amended (the “Declaration of Trust”), having previously authorized and designated the shares of beneficial interest (the “Shares”) of the series of the Trust heretofore designated as DWS U.S. Government Securities Fund (the “Fund”), hereby establish and designate one additional Class (the “Class”) designated below in paragraph 1, the Class to have the special and relative rights specified in this Instrument subject always to the Declaration of Trust and to the Investment Company Act of 1940, as amended (the “1940 Act”) and the rules and regulations thereunder:

1.	The additional Class of the Series is hereby established and designated as follows:

Class S shares

3.	The Classes shall be designated as follows:

Class A shares
Class B shares
Class C shares
Class S shares
Class M shares
Institutional Class shares

4.          Each Share shall be redeemable, and, except as provided below, shall represent a pro rata beneficial interest in the assets attributable to such Class of Shares of the Fund, and shall be entitled to receive its pro rata share of net assets attributable to such Class of Shares of the Fund upon liquidation of the Fund, all as provided in or not inconsistent with the Declaration of Trust. Each Share shall have the voting, dividend, liquidation and other rights, preferences, powers, restrictions, limitations, qualifications, terms and conditions, as set forth in the Declaration of Trust.

5.          Each Share of each Class of the Fund shall be entitled to one vote (or fraction thereof in respect of a fractional share) on matters which such Shares (or Class of Shares) shall be entitled to vote. Shareholders of the Trust shall vote by individual series and not in the aggregate on any matter submitted to a vote of shareholders, except to the extent otherwise required by the Investment Company Act of 1940, as amended (the “1940 Act”), or when the Trustees have determined that the matter affects only the interests of one or more series or classes, in which case only the shareholders of such series or classes shall be entitled to vote thereon. Any matter shall be deemed to have been effectively acted upon with respect to the

Fund if acted upon as provided in Rule 18f-2 under the 1940 Act or any successor rule and in the Declaration of Trust.

6.            Liabilities, expenses, costs, charges or reserves that should be properly allocated to the Shares of a particular Class of the Fund may, pursuant to a Plan adopted by the Trustees under Rule 18f-3 under the 1940 Act, or such similar rule under or provision or interpretation of the 1940 Act, be charged to and borne solely by such Class and the bearing of expenses solely by a Class of Shares may be appropriately reflected and cause differences in net asset value attributable to, and the dividend, redemption and liquidation rights of, the Shares of different Classes.

7.          The Trustees (including any successor Trustees) shall have the right at any time and from time to time to reallocate assets, liabilities and expenses or to change the designation of any Class now or hereafter created, or to otherwise change the special and relative rights of any such Class, provided that such change shall not adversely affect the rights of shareholders of such Class.

8.          Except as otherwise provided in this Instrument, the foregoing shall be effective as of the date hereof.

                IN WITNESS WHEREOF, the undersigned have this day signed this Instrument.

/s/ John W. Ballantine	/s/ Robert B. Hoffman
John W. Ballantine, Corporationee	Robert B. Hoffman, Corporationee
/s/ Donald L. Dunaway	/s/ William McClayton
Donald L. Dunaway, Corporationee	William McClayton, Corporationee
/s/ James R. Edgar	/s/ Shirley D. Peterson
James R. Edgar, Corporationee	Shirley D. Peterson, Corporationee
/s/ Paul K. Freeman	/s/ Robert H. Wadsworth
Paul K. Freeman, Corporationee	Robert H. Wadsworth, Corporationee

Dated: May 10, 2006